Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2013, relating to the consolidated financial statements and financial statement schedule of MidAmerican Energy Company appearing in the Annual Report on Form 10-K of MidAmerican Energy Company for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

April 2, 2013